Exhibit 10.13

Infinity

Pharmaceuticals

Effective as of March 31, 2006

Julian Adams

673 Boylston Street

Boston, MA 02116

Dear Julian:

Reference is hereby made to that certain Restricted Stock Agreement (the “Stock Restriction Agreement”) dated October 6, 2003 between Infinity Pharmaceuticals, Inc. (the “Company”) and you, pursuant to which the Company issued and sold to you an aggregate of 750,000 shares (the “Shares”) of common stock, $.0001 par value per share (the “Common Stock”), of the Company. As of April 1, 2006, 453,125 Shares (the “Vested Shares”) had vested and were no longer subject to the Purchase Option (as defined in the Stock Restriction Agreement).

The aggregate purchase price for the Shares was paid by you by delivery of that certain Secured Promissory Note and Pledge Agreement dated as of October 6, 2003 in the principal amount of $285,000 (the “Promissory Note”), except that the aggregate par value of the Shares was paid by you by check. In connection with the transfer of a portion of the loan under the Promissory Note and certain of the Shares by you to Fran Shtull Adams (the “Transferee”), the Promissory Note was cancelled and replaced with (a) that certain Amended and Restated Secured Promissory Note and Pledge Agreement dated as of January 4, 2005 in the principal amount of $223,121.89 between you and the Company (the “Amended and Restated Note”) and (b) that certain Secured Promissory Note and Pledge Agreement dated as of January 4, 2005 in the principal amount of $74,373.96 between the Transferee and the Company (together with the Amended and Restated Note, the “Outstanding Notes”). As of March 31, 2006, you and the Transferee collectively owe the Company an aggregate of $311,239.79, representing the entire principal amount and accrued interest due under the Outstanding Notes.

By signing below, (a) the Company hereby agrees to forgive, as of the date hereof, the entire principal amount and accrued interest owed by you and the Transferee to the Company pursuant to the Outstanding Notes and (b) in exchange therefor, you agree that, as of April 1, 2006, (i) 56,500 of the Vested Shares (the “Forgiveness Shares”), which were issued to you pursuant to the Stock Restriction Agreement and continue to be held by you as of April 1, 2006, shall be subject to a right of repurchase in favor of the Company for a period of twenty-four months following April 1, 2006 and (ii) in furtherance of the foregoing, such Forgiveness Shares shall become Unvested Shares (as defined in the Stock Restriction Agreement) as of April 1, 2006, and shall be subject to all of the terms and conditions applicable to Unvested Shares, including the Purchase Option and vesting schedule (vesting in the same manner as Unvested Shares vest after October 6, 2004), set forth in the Stock Restriction Agreement.

Infinity Pharmaceuticals, Inc. 780 Memorial Drive Cambridge, MA 02139

tel: 617.453.1000 fax: 617.453.1001 www.ipi.com

Effective as of March 31, 2006	Page 2

Julian Adams

By signing below, you also acknowledge that the forgiveness of the principal and interest on the Outstanding Notes will constitute compensation income to you and will be subject to federal, state and local withholding taxes. The forgiveness will not be effective unless and until you provide the Company with cash equal to the withholding taxes payable, or you make other provisions satisfactory to the Company for the payment of the withholding taxes payable.

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Burke
Name:	Thomas J. Burke
Title:	Controller

Agreed and acknowledged as of the date first written above.

/s/ Julian Adams
Julian Adams